UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

Cadence Design Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-15867	00-0000000
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2655 Seely Avenue, Building 5, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Nita Espinosa-Cornfoot
VP Strategic Sourcing
(408) 943-1234
(Name and telephone number, including area code, of the
person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

A copy of Cadence Design Systems, Inc.’s Conflict Minerals Report filed for the calendar year ended December 31, 2023 is publicly available in the SEC filings section of the company’s investor relations page at
https://www.cadence.com/en_US/home/company/investors/sec-filings.html.

Item 1.02 Exhibit

Cadence Design Systems, Inc.’s Conflict Minerals Report for the calendar year ended December 31, 2023 is filed as Exhibit 1.01 hereto.

Section 2 – Resource Extraction Issuer Disclosure

N/A

Section 3. Exhibits

Item 3.01 Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ John M. Wall
John M. Wall
Senior Vice President and Chief Financial Officer
Dated: May 30, 2024
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